Exhibit 99.(g)(2)

INVESTMENT ADVISORY FEE WAIVER AGREEMENT

FLOWSTONE OPPORTUNITY FUND

This INVESTMENT ADVISORY FEE WAIVER AGREEMENT (the “Agreement”) is made as of the 1st day of April, 2026 by and between FlowStone Opportunity Fund, a Delaware statutory trust (the “Fund”) and FlowStone Partners, LLC, a Delaware limited liability company (the “Adviser”).

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a non-diversified, closed-end, management investment company;

WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund dated as of the date hereof (the “Investment Management Agreement”), pursuant to which it is paid an investment management fee (the “Investment Management Fee”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to reduce the Investment Management Fee.

NOW, THEREFORE, the parties to this Agreement agree as follows:

1.             Notwithstanding Section 5 of the Investment Management Agreement, during the Term (as defined below), the Adviser agrees to limit the Investment Management Fee payable pursuant to the Investment Management Agreement to 1.00% on an annualized basis of the Fund’s net asset value and to waive 0.25% of the Investment Management Fee set forth in the Investment Management Agreement.

2.             This Agreement will have an initial term ending two (2) years from the date first written above (the “Initial Term”) and shall automatically renew and continue in effect from year to year thereafter (each, a “Renewal Term” and together with the Initial Term, the “Term”), unless and until this Agreement is terminated in accordance with Paragraph 3 below.

3.             This Agreement may be terminated after expiration of the Initial Term, by the Adviser or the Fund, by written notice to the other party, delivered at least thirty (30) days prior to the end of the Initial Term or the then-current Renewal Term, as applicable, of its intention to terminate the Agreement. In addition, this Agreement shall terminate automatically upon termination of the Investment Management Agreement.

4.             This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.             This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

6.             This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

FLOWSTONE OPPORTUNITY FUND

By:	/s/ Richard Joseph
Name: Richard Joseph
Title: President

FLOWSTONE PARTNERS, LLC

By:	/s/ Nimisha Srivastava
Name: Nimisha Srivastava
Title: President